Exhibit 10.4

FIRST AMENDMENT TO

THE 2012 GRANT AGREEMENTS TO EXECUTIVE OFFICERS

PURSUANT TO THE CRYOLIFE, INC.

2007 EXECUTIVE INCENTIVE PLAN

Each of the 2012 Grant Agreements outstanding under the CryoLife, Inc. 2007 Executive Incentive Plan, as amended (the “Plan”), are hereby amended in order to provide that the maximum bonus payable with respect to the adjusted revenues component and the adjusted net income component of each agreement is limited to the dollar amount shown in the last column of each respective table included in Exhibit 2 of each agreement and so that the following language is hereby deleted in its entirety from Exhibit 2 of each agreement:

** There is no maximum level for adjusted revenues. Achievement of adjusted revenues above this level will result in bonus payments on a sliding scale consistent with the above payment ratios.

** There is no maximum level for adjusted net income. Achievement of adjusted net income above this level will result in bonus payments on a sliding scale consistent with the above payment ratios.

Each of the 2012 Grant Agreements outstanding under the Plan are also hereby amended in order to authorize the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of CryoLife, Inc. (the “Company”), in its sole discretion, to reduce payouts under the adjusted revenues component and the adjusted net income component of each agreement to target levels if the Company’s total shareholder return for 2012 is negative; provided, however, that such authorization is not deemed in any way to limit any rights of the Committee or the Board with respect to the fiscal 2012 bonus agreements or the Plan. For these purposes, total shareholder return for 2012 is calculated as follows:

•

(closing price of CryoLife common stock on December 31, 2012 minus closing price of CryoLife common stock on December 30, 2011 plus cash dividends per share paid in 2012) divided by closing price of CryoLife common stock on December 30, 2011.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed effective as of the 23rd day of July 2012.

CRYOLIFE, INC.

By:	/s/ D. Ashley Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer